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                                                                    EXHIBIT 99.1
                                  NEWS RELEASE
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CONTACTS:         Joseph A. Santangelo - Chief Financial Officer
                  Orleans Homebuilders, Inc. (215) 245-7500
                  (www.orleanshomes.com)
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FOR IMMEDIATE RELEASE:

              ORLEANS HOMEBUILDERS, INC. COMPLETES THE ACQUISITION
                     OF THE CHARLOTTE REAL ESTATE ASSETS OF
                        PEACHTREE RESIDENTIAL PROPERTIES

BENSALEM, PENNSYLVANIA, DECEMBER 29, 2004:
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On December 23, 2004, Orleans Homebuilders, Inc. (ASE:OHB) a residential homebuilder with operations in Pennsylvania, New Jersey, North Carolina, South Carolina, Virginia, Florida and Illinois, through a wholly-owned subsidiary, completed the acquisition of the real estate assets of Peachtree Residential Properties in Charlotte, North Carolina pursuant to an Asset Purchase Agreement of the same date. The acquisition included eight communities consisting of approximately 215 building lots and rights to acquire approximately 220 lots under agreements. Peachtree will continue to operate as an independent company in the greater Atlanta market.

         About Orleans Homebuilders, Inc.
         --------------------------------

         Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums. The Company serves a broad customer base including first-time, luxury, move-up, empty nester and active adult homebuyers. The Company currently operates in the following ten distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Orlando, Florida; and Chicago, Illinois. The Company's Charlotte, North Carolina operations also include adjacent counties in South Carolina. To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.
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Certain information included herein and in other Company statements, reports and
SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated earnings per share, operating results, financial resources, pace of sales, growth and expansion. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings. For example, there can be no assurance that the current sales pace can continue in the absence of an improvement in the current general economic environment. These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, our dependence on certain key employees and weather conditions. Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 7 of the Company's Annual Report of Form 10-K for the fiscal year ended June 30, 2004 filed with the SEC.